Exhibit 99.13

Consent

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of Pavonia Limited (“Holdco”) and Safari Cayman L.P., and any amendments or supplements thereto, as a person who is to become a director of Holdco following the completion of the Transactions (as defined in the Registration Statement) and to the filing of this consent as an exhibit to the Registration Statement.

Very truly yours,

/s/ Justine F. Lien
Name: Justine F. Lien
Date: September 4, 2015